UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2011

PRIMUS GUARANTY, LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-32307	98-0402357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Clarendon House 2 Church Street Hamilton HM 11, Bermuda
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 441-296-0519

Not Applicable
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Three members of the Board of Directors (the “Board”) of Primus Guaranty, Ltd. (“Primus”) whose terms will expire at the 2011 Annual General Meeting of Shareholders (the “Annual Meeting”), Paul S. Giordano, Robert R. Lusardi and John A. Ward, III, will not stand for re-election at the Annual Meeting to be held on May 17, 2011.  The Board decided at its meeting on January 26, 2011 that reducing the number of its members would better reflect the needs of the Company and would further the Company’s current strategy of focusing on the amortization of its credit protection business, reducing expenses and returning capital to shareholders.  The three directors offered not to stand for re-election in order to enable the Board to accomplish these objectives.

(e)

(i)  On January 26, 2011, the Compensation Committee of the Board (the “Compensation Committee”) recommended, and the Board approved, an annual cash bonus payable in 2011 to Richard Claiden, the Company’s Chief Executive Officer, of $375,000 and an annual cash bonus payable in 2011 to Christopher N. Gerosa, the Company’s Chief Financial Officer and Treasurer, of $150,000, in each case based on performance.

(ii) The Compensation Committee also approved the amendment and restatement of the Primus Guaranty, Ltd. Incentive Compensation Plan (the “Incentive Plan”), effective as of January 1, 2011, to include a new, more limited, definition of “Change in Control.”. This summary is qualified in its entirety by reference to the full text of the Incentive Plan, which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRIMUS GUARANTY, LTD.

By:  /S/ Vincent B. Tritto
Vincent B. Tritto
General Counsel
(Duly Authorized Officer)

Date: February 1, 2011